Exhibit 99.1

News Release

NYSE: BPL	Buckeye Partners, L.P. PO Box 368 Emmaus, PA 18049 (800) 422-2825

Contact:   Stephen R. Milbourne,                                                                                                                                      06-09

Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS 2006 SECOND QUARTER RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

Emmaus, PA — July 24, 2006 . . . Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today reported financial results for the Partnership for the second quarter of 2006.  Revenue in the second quarter of 2006 increased to $111.5 million from revenue of $101.9 million in the second quarter of 2005.  Operating income increased 8.8 percent in the second quarter of 2006 to $43.1 million from $39.6 million in the second quarter of 2005.  The Partnership’s second quarter 2006 net income was $24.2 million or $0.61 per LP unit compared with net income of $24.4 million or $0.66 per LP unit in the second quarter of 2005.  Net income per LP unit results in the second quarter of 2006 also reflect an increase in the average number of LP units outstanding to 39.7 million from an average of 36.9 million LP units outstanding in the second quarter of 2005.

Pipeline volumes in the second quarter of 2006 were 1,441,300 barrels per day, a 3.9 percent increase from pipeline volumes of 1,386,900 barrels per day in the second quarter of 2005.  Costs and expenses in the second quarter of 2006 were $68.4 million compared to $62.3 million in the second quarter of 2005.  All of the foregoing financial results reflect the Partnership’s acquisition of certain pipelines and terminals from affiliates of ExxonMobil in May 2005, and the acquisition of the Wattenberg NGL pipeline system from BP Pipelines in January 2006.

The Board of Directors of Buckeye GP LLC also declared a regular quarterly partnership cash distribution of $0.7625 per unit payable on August 31, 2006, to unitholders of record on August 4, 2006.  This cash distribution represents a quarterly increase in the quarterly distribution of $0.0125 per LP unit to an indicated annual cash distribution level of $3.05 per LP unit.  This is the 78th consecutive quarterly cash distribution paid by the Partnership, and the 9th consecutive increase in the quarterly cash distribution.

“We are pleased to report steady progress in the Partnership’s financial performance in the second quarter of 2006,” said William H. Shea, Jr., President and Chief Executive Officer of the general partner.  “Both revenue and operating income increased in the second quarter of 2006 as compared to the second quarter of 2005.  The acquisition of pipelines and terminals from ExxonMobil in May 2005 and an NGL pipeline from BP in January 2006 contributed to the positive results this quarter.  The solid contribution from these acquisitions and our business development projects, as well as steady performance by our core pipelines and terminal operations, support our announcement of another increase in our cash distribution to LP unitholders from $3.00 to an indicated $3.05 per LP unit on an annualized basis.”

Buckeye will host the 2006 second quarter conference call on Tuesday, July 25, 2006 at 11:00 a.m. Eastern Time.  Interested parties may listen via the Internet, on either a live or replay basis at: http://www.videonewswire.com/event.asp?id=34860  A replay will also be available from July 25 to July 31, 2006 by dialing (800) 642-1687 Code: 3327485.

Buckeye Partners, L.P., through its operating subsidiaries, owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,350 miles of pipeline.  The Partnership also owns and operates 45 refined petroleum products terminals with an aggregate storage capacity of approximately 17.6 million barrels in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania, and operates and maintains approximately 2,100 miles of pipeline under agreements with major oil and chemical companies.  For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

* * * * *

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; and (14) interest rate fluctuations and other capital market conditions.  You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per unit amounts)

(Unaudited)

	Three Months		Six Months
	Ended		Ended
	30-Jun		30-Jun
	2006	2005	2006	2005
Revenue	$111.5	$101.9	$217.2	$197.8
Costs and expenses:
Operating expenses	52.5	49.4	102.8	94.2
Depreciation and amortization	11.1	9.1	21.3	17.7
General and administrative	4.8	3.8	9.6	8.9
Total costs and expenses	68.4	62.3	133.7	120.8
Operating income	43.1	39.6	83.5	77.0
Other income (expenses):
Investment and equity income	1.6	1.4	3.2	2.7
Interest and debt expense	(12.9)	(10.8)	(25.4)	(21.0)
General partner incentive compensation	(6.2)	(4.8)	(11.9)	(9.3)
Minority interest and other	(1.4)	(1.0)	(2.3)	(1.8)
Total other income (expenses)	(18.9)	(15.2)	(36.4)	(29.4)
Net income	$24.2	$24.4	$47.1	$47.6
Net income per unit	$0.61	$0.66	$1.20	$1.32

Average number of units	39.7	36.9	39.1	36.0
Pipeline Operating Data:
Volume (thousand barrels / day)	1,441.3	1,386.9	1,435.0	1,354.2
Barrel-miles (billions)	17.7	17.0	34.2	32.0
Average tariff rate (cents / barrel)	59.4	56.7	58.3	55.5

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